OPINION OF COUNSEL

Re:  Rule 24f-2 Notice for The Travelers Fund  BD for
Variable Annuities; File No. 33-73466

	With  regard to the Rule 24f-2 Notice filed by The
Travelers Fund BD for Variable Annuities covering variable
annuity  contracts,  I   have examined  such documents and
such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers Fund BD for Variable Annuities is a duly authorized and validly existing separate account established pursuant to Section 38a-433 of the Connecticut General Statutes.

	3.The variable annuity contracts issuedare valid, legal and binding obligations of The Travelers Insurance
	Company;   the securities are legally issued, fully paid
	and nonassessable.

	4.Assets of The Travelers Fund BD for Variable Annuities are not chargeable with liabilities arising out of any other business which The Travelers Insurance Company may conduct.

/s/ Kathleen A. McGah
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Counsel and Assistant Secretary
The Travelers Insurance Company

Dated: February 26, 1998